For More Information:
Peter G. Humphrey                                         Douglas L. McCabe
President & CEO                                           President & CEO
(716) 786-1101                                            (607) 776-2013

For Immediate Release:
November 2, 2000


     Financial Institutions, Inc. Acquires Bath National Corporation to Strengthen Its Position as Central and Western New York's Preeminent
                       Community Bank Holding Company


WARSAW/BATH, N.Y. - - Financial Institutions, Inc. (Nasdaq: "FISI") and Bath National Corporation (OTC: "BATH") jointly announce the signing of a definitive agreement for Financial Institutions to acquire Bath National Corporation and its banking subsidiary, Bath National Bank.

In the transaction, Bath National Corporation shareholders will receive $48.00 per share in cash for each share of Bath National Corporation stock, for a total transaction value of approximately $62.6 million. The merger will be accounted for as a purchase transaction.

At September 30, 2000, Bath National Corporation, including its subsidiary Bath National Bank, had total assets of $287.3 million and total equity of $27.7 million. Bath operates 11 branches in Steuben, Yates, Ontario and Schuyler Counties. They have the largest deposit market share in Steuben County.

Bath National Bank, which will continue to operate as a separately chartered and managed organization, will become the fifth banking subsidiary in Financial Institution's super community bank franchise. The combined company will have approximately $1.55 billion in assets.

Financial Institutions' is the holding company for Wyoming County Bank, The National Bank of Geneva, The Pavilion State Bank and First Tier Bank & Trust. The Company provides a wide range of consumer and commercial banking products and services to individuals, municipalities and businesses, including agribusiness. As of September 30, 2000, the company had $1.26 billion in assets and operated 31 full-service offices.



Financial Institutions Chief Executive Officer Peter G. Humphrey commented, "Bath National is a great strategic fit for Financial Institutions. We both have the same community banking philosophy and our existing franchises are in contiguous markets. Both companies have a record of outstanding financial performance and a tradition of highly responsive service to our customers. This transaction also has the benefit that it leverages our strong capital position. We believe this acquisition should be tremendously successful."

Douglas L. McCabe, President and Chief Executive Officer of Bath National replied, "We are thrilled about our pending affiliation with Financial Institutions. It allows Bath National to better serve its customers with the very best product and service line while remaining strongly committed to our local communities. We will continue operating as Bath National Bank with a local management team and Board of Directors."

Following the merger, Mr. McCabe will join the Board of Directors of Financial Institutions. Yet to be determined members of Financial Institutions' Board of Directors will join the subsidiary Board of Bath National Bank.

Financial Institutions expects the acquisition to be neutral to GAAP earnings, but accretive to cash earnings, in 2001. Those estimates assume only 25% cost savings from Bath's non-interest expense base. The purchase price equates to approximately 226% of Bath National's book value.

The agreement is subject to the approval of Bath National's shareholders, as well as the approval of regulators. It is anticipated that the merger will be completed early in the second quarter of 2001. As part of the agreement, Bath National granted Financial Institutions an option to purchase shares of its outstanding common stock under certain circumstances.

Information regarding the companies and the transaction will be available on Financial Institutions' Web site at www.fiiwarsaw.com. A conference call to discuss the acquisition will be held at 11:00 AM Eastern Standard Time on Friday, November 3, 2000. Interested parties should call 800-818-5664 and reference Financial Institutions Conference Call. Persons who find that time inconvenient can call 888-203-1112 and use the passcode 780490 for a taped rebroadcast.


                              *  *  *  *  *
This news release contains certain forward looking statements with respect to the success of the merger, Bath National's 2001 earnings, the timing of the completion of the merger and the financial condition, post-merger earnings and results of operations of Financial Institutions, Inc. following the consummation of the merger that are subject to various factors which could cause actual results to differ materially from such projections or estimates. Such factors include, but are not limited to, the possibilities that the

                                     2


anticipated cost savings, operational integration and timing currently anticipated with respect to the merger might not be realized. Additionally, deterioration in economic conditions adversely affecting the economy and the interest environment could develop that may affect these forward-looking statements. Additional considerations are presented at pages 10 through 13 of Financial Institutions, Inc.'s initial public offering prospectus dated June 25, 1999, which is on file with the Securities and Exchange Commission.

Bath National Corporation will be filing a proxy statement and other relevant documents concerning the merger with the Securities and Exchange Commission ("SEC"). We urge investors to read the proxy statement and any other relevant documents filed with the SEC because they contain important information. Once the documents are filed (anticipated to be early in the first quarter of 2001), investors will be able to obtain the documents free of charge at the SEC's website www.sec.gov. Documents filed with the SEC will also be available free of charge by contacting Bath National Corporation, 44 Liberty Street, Bath, New York 14810, telephone (607) 776-2013 (with respect to documents filed by Bath National) or Financial Institutions, Inc., 220 Liberty Street, Warsaw, New York 14569, telephone (716) 786-1100 (with respect to documents filled by Financial Institutions). Investors should read the proxy statement carefully before making a decision concerning the merger.














                                     3